Exhibit 2.3

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of April 30, 2024, by and among LAMF Global Ventures Corp. I, a Cayman Islands exempted company (the “Company” or “LAMF”), Holdco Nuvo Group D.G Ltd., a limited liability company organized under the laws of the State of Israel (“Holdco”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”).

RECITALS

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of November 10, 2021, and filed with the United States Securities and Exchange Commission as part of a registration statement on Form S-1 on October 4, 2021 (as amended, including all exhibits thereto, the “Existing Warrant Agreement”);

WHEREAS, the Company has issued and sold 12,650,000 redeemable warrants as part of units to public investors in a public offering (the “Public Warrants”) to purchase Class A ordinary shares of the Company, par value $0.0001 per share (“Class A Ordinary Shares”), with each whole Public Warrant being exercisable for one Class A Ordinary Share and with an exercise price of $11.50 per share;

WHEREAS, the Company has issued and sold 553,000 redeemable warrants as part of units to investors in a private placement transaction (the “Private Placement Warrants”) to purchase Class A Ordinary Shares, with each whole warrant being exercisable for one Class A Ordinary Share and with an exercise price of $11.50 per share;

WHEREAS, in order to finance the Company’s transaction costs in connection with the Business Combination (as defined below), LAMF SPAC Holdings I LLC or certain of the Company’s officers, directors and advisors may, but are not obligated to, from time-to-time loan to the Company funds as the Company may require (the “Working Capital Loans”);

WHEREAS, up to $1,200,000 of the Working Capital Loans are convertible (at a price of $10.00 per unit at the option of the lender) into units for the purchase of one Class A Ordinary Share and one-half of a warrant per unit, which warrants will be identical to the Private Placement Warrants (the “Working Capital Warrants”, together with the Private Placement Warrants, the “Private Warrants” and, together with the Public Warrants, the “Warrants”);

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, the Company, Holdco, Nuvo Group Ltd., a limited liability company organized under the laws of the State of Israel (“Nuvo”), Nuvo Assetco Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Holdco (“Assetco”), and H.F.N Insight Merger Company Ltd., a limited liability company organized under the laws of the State of Israel and a wholly owned subsidiary of the Company (“Merger Sub”), entered into that certain Business Combination Agreement, dated as of August 17, 2023 (as may be amended and/or restated from time to time, the “Business Combination Agreement”);

WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a “Business Combination” (as such term is defined in the Existing Warrant Agreement);

WHEREAS, pursuant to the provisions of the Business Combination Agreement, among other things, one day prior to the closing of the Business Combination (the “Closing”), the Company will merge with and into Assetco (the “SPAC Merger”) with Assetco as the surviving entity of such merger;

WHEREAS, pursuant to the SPAC Merger, each Class A Ordinary Share issued and outstanding immediately prior to the effective time of the SPAC Merger will be automatically cancelled and converted into the right to receive one ordinary share of Holdco, no par value (the “Holdco Shares”), and, on the date of the Closing, Merger Sub will be merged with and into Nuvo (the “Acquisition Merger”) and Nuvo will continue as the surviving entity as a wholly owned indirect subsidiary of Holdco, which will be the new public company following the consummation of the Acquisition Merger;

WHEREAS, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants are no longer exercisable for Class A Ordinary Shares but instead are exercisable (subject to the terms and conditions of the Existing Warrant Agreement, as amended hereby) for Holdco Shares;

WHEREAS, each of the Company and Holdco has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated herein (including the assignment and assumption of the Existing Warrant Agreement and the related issuance of each Warrant, and exchange and continuance thereof for a Warrant to subscribe for Holdco Shares on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Warrant Agreement;

WHEREAS, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Holdco, which right, title and interest in the Existing Warrant Agreement will continue to be held by Holdco, and Holdco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I

ASSIGNMENT AND ASSUMPTION; CONSENT.

Section 1.1 Assignment and Assumption. The Company hereby assigns to Holdco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and Holdco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective as of the Acquisition Merger. As a result of the preceding sentence, effective as of the Acquisition Merger, each Warrant will be exchanged for a Warrant to subscribe for Holdco Shares pursuant to the terms and conditions of the Existing Warrant Agreement (as amended hereby).

Section 1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Holdco and the continuance of Holdco’s rights and obligations under the Existing Warrant Agreement pursuant to Section 1.1 hereof effective as of the Acquisition Merger, and the assumption of the Existing Warrant Agreement by Holdco from the Company pursuant to Section 1.1 hereof effective as of the Acquisition Merger, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Acquisition Merger, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

ARTICLE II

AMENDMENT OF EXISTING WARRANT AGREEMENT

The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Article II, effective as of the Acquisition Merger, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Article II are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

Section 2.1 Preamble. All references to “LAMF Global Ventures Corp. I, a Cayman Islands exempted company” in the Existing Warrant Agreement shall refer instead to “Holdco Nuvo Group D.G Ltd., a limited liability company organized under the laws of the State of Israel”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Holdco rather than to LAMF.

Section 2.2 Reference to LAMF Shares. All references to “Ordinary Shares” in the Existing Warrant Agreement shall be references to Holdco Shares rather than to Class A Ordinary Shares of LAMF.

Section 2.3 Notices. Section 9.2 of the Existing Warrant Agreement is hereby amended in part to change the delivery of notices to the Company to the following:

Nuvo Group Ltd.

Yigal Alon 94

Building 1

Tel Aviv, Israel 6789155

Attention: Kelly Londy

Email: kelly.londy@nuvocares.com

in each case, with copies to:

Greenberg Traurig, P.A.

333 S.E. Second Avenue, Suite 4400

Miami, FL 33131

Attn: Bob Grossman, Esq.

Email: GrossmanB@gtlaw.com

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of the terms of this Agreement shall be as set forth herein.

Section 3.2 Examination of the Existing Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 3.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

Section 3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.5 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

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Signature page follows.]

IN WITNESS WHEREOF, Holdco, the Company and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

HOLDCO NUVO GROUP D.G LTD.

By:	/s/ Rice Powell
Name:	Rice Powell
Title:	Chief Executive Officer

LAMF GLOBAL VENTURES CORP. I

By:	/s/ Simon Horsman
Name:	Simon Horsman
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Keri-Ann Cuadros
Name:	Keri-Ann Cuadros
Title:	Vice President and Account Manager

[Signature Page to the Warrant Assignment, Assumption and Amendment Agreement]

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